Exhibit 10.24

PERFORMANCE SHARES AGREEMENT
PURSUANT TO THE
ROYAL CARIBBEAN CRUISES LTD. 2008 EQUITY INCENTIVE PLAN

Name of Grantee
Grant Date
Target Number of Performance Shares
Value of Each Performance Share on Date of Grant
Service Vesting Date
Performance Period

This Performance Shares Agreement (this “Agreement”) is dated as of __________and is entered into between Royal Caribbean Cruises Ltd. (the “Company”) and _______________, an employee of the Company. Performance Shares consist of the right to receive shares of common stock, par value $.01 per share, of the Company (“Shares”) as set forth herein. This Agreement is made pursuant to the provisions of the Royal Caribbean Cruises Ltd. 2008 Equity Incentive Plan (the “Plan”) and consists of this document and the Plan. Capitalized terms used and not defined in this Agreement shall have the meanings given to them in the Plan.
The Company and the Grantee hereby agree as follows:

Grant of Performance Shares
The Company hereby grants to the Grantee between 0% and 200% of the Target Number of Performance Shares. The exact number of Performance Shares (the “Actual Number of Performance Shares”) will be determined based on the Company’s [insert relevant performance metric] for the Performance Period. Please refer to the performance matrix on Schedule A hereto which sets forth how the Actual Number of Performance Shares is calculated.

Vesting Date	Except as otherwise provided herein, the Performance Shares will vest on the Service Vesting Date, which is generally _____ years following the Grant Date.
Forfeiture; Early Vesting Events
Until the Vesting Date, the Performance Shares remain subject to forfeiture upon the Grantee’s ceasing to be employed by the Company or any Affiliate, unless otherwise specified in the Plan or in this early vesting provision.
A. Death or Disability Prior to End of Performance Period
If the Grantee has a Termination of Service by reason of his/her death or Disability:
● prior to the end of the Performance Period, the Grantee shall vest in a number of Performance Shares equal to the Target Number of Performance Shares; or
● after the end of the Performance Period, the Grantee shall vest in a number of Performance Shares equal to the Actual Number of Performance Shares.
B. Change in Control Event Prior to End of Performance Period
If (i) there is a Change in Control of the Company and (ii) within 12 months of such change, the Grantee is terminated by the Company without Cause or leaves the Company for Good Reason (other than death or Disability) (a “Change in Control Vesting Event”):
● prior to the end of the Performance Period, the Grantee shall vest in a number of Performance Shares equal to the Compensation Committee’s (the “Committee”) then best estimate of the Actual Number of Performance Shares; or
● after the end of the Performance Period, the Grantee shall vest in a number of Performance Shares equal to the Actual Number of Performance Shares.
C. Early Vesting Into Retirement
For purposes of this Agreement, the following terms shall, when capitalized, have the following meanings:
“Applicable Age Requirement” means the age of 62 or above.
“Applicable Service Requirement” means 15 years of continuous employment by the Company or an Affiliate of the Company.
“Grant Date Qualifying Grantee” means a Grantee who meets both of the Qualifying Criteria as of the Grant Date.
“Qualifying Criteria” means, collectively, the Applicable Age Requirement and the Applicable Service Requirement.
If the Grantee is a Grant Date Qualifying Grantee, then, notwithstanding the vesting schedule set forth in “Vesting Date”, 100% of the Units shall vest on the later of (i) the first anniversary of the Grant Date and (ii) the date that the Committee determines the Actual Number of Performance Shares to which the Grantee will be entitled hereunder.
If Grantee is not a Grant Date Qualifying Grantee but meets both of the Qualifying Criteria prior to the Service Vesting Date, all Units shall immediately Vest on the earlier of (i) the first anniversary of the first date Grantee meets both of the Qualifying Criteria and (ii) the Service Vesting Date.
The accelerated vesting provided pursuant to this Section C is subject in all cases to the Grantee continuing to be employed by the Company or an Affiliate as of the accelerated vesting date.
Shares issued on an accelerated basis pursuant to this Section C are subject to restrictions on transfer. Please refer to Schedule B for a description of these restrictions.

Settlement of Performance Shares
This Agreement will be settled by the delivery to the Grantee of one Share for each Performance Share on the Vesting Date (as such date may be accelerated pursuant to Section C under the heading “Forfeiture; Early Vesting Events”). Performance Shares that vest early upon, death, Disability or a Change in Control Vesting Event will be settled by the delivery to the Grantee (or his estate) of one Share for each Performance Share within 60 days following the Termination of Service.

Standard Terms and Conditions	Please refer to Schedule B, incorporated herein by reference, which sets forth standard terms and conditions applicable to the grant of Performance Shares.

By the signatures below, the Grantee and the authorized representative of the Company acknowledge agreement to this Performance Share Agreement as of the Grant Date specified above.

Royal Caribbean Cruises Ltd.	Grantee:

By: ___________________________	_______________________________
Jason T. Liberty
Senior Vice President & CFO

SCHEDULE A

The Actual Number of Performance Shares to which the Grantee will be entitled hereunder will be calculated by the Committee based on the Company’s [insert relevant performance metric]. Specifically, the Committee shall calculate the Actual Number of Performance Shares by multiplying the Grantee’s Target Number of Performance Shares by the applicable percentage determined as set forth below based on the Company’s [insert relevant performance metric] for the specified [insert performance period]. As noted in this Agreement, special rules apply under certain circumstances, such as death, disability and termination following a change-in-control.

[Insert relevant information regarding calculation of performance metric]

The Committee will adjust [insert performance metric] for fuel price variances from prices used in determining the Target below. The Committee also may, in certain circumstances and in its sole discretion, make adjustments to [insert performance metric] for purposes of this Agreement for those unique or unusual events that are outside the bounds of management’s control in order to better reflect the Company’s core results, provide the intended benefit and to make the performance evaluation as relevant as possible.

The following table shall apply for calculating this Award:

	[Performance Metric]	Component Payout (Percentage of Target Award)

Threshold		0%

Target		100%

Maximum		200%

Payout amount for levels of Return on Invested Capital between the maximum and threshold achievement shall be interpolated on a straight-line basis (rounded up to the nearest integer).  The number of Actual Number of Performance Shares cannot exceed 200% of the Target Number of Performance Shares.

SCHEDULE B

STANDARD TERMS AND CONDITIONS

The following terms and conditions apply to the grant of Performance Shares under this Agreement.
Application of Plan; Administration. This Agreement and the Grantee’s rights under this Agreement are subject to all the terms and conditions of the Plan, as it may be amended from time to time, as well as to such rules and regulations as the Committee may adopt. It is expressly understood that the Committee that administers the Plan is authorized to administer, construe and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Grantee to the extent permitted by the Plan. Any inconsistency between this Agreement and the Plan shall be resolved in favor of the Plan.
Rights as Shareholder. Neither the Grantee nor any person claiming under or through the Grantee shall have any of the rights or privileges of a shareholder of the Company in respect of any Performance Shares (whether vested or unvested) or underlying Shares unless and until such Performance Shares vest and the corresponding Shares are issued.  After such issuance, the Grantee shall have the rights of a shareholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares, if any. In certain circumstances, the underlying Shares may be subject to restrictions on transferability. See “Certain Restrictions on Transferability” below.
Certain Restrictions on Transferability. The Grantee hereby acknowledges and agrees that, in the event he or she receives Shares on an accelerated basis pursuant to Section C under the heading “Forfeiture; Early Vesting Events,” the Grantee shall not sell, assign, pledge, transfer or otherwise dispose of any of the Shares issued in respect of the vested Performance Shares issued in accordance with such Section C earlier than the Vesting Dates that would have applied to such Performance Shares but for the application of such Section C. By way of example, a Grant Date Qualifying Grantee whose shares vest on an accelerated basis shall not be eligible to sell any of the Shares until the Service Vesting Date.
The book entry or certificate representing the Shares issued in accordance with Section C shall contain a notation or bear the following legend noting the existence of the restrictions on transfer.
“THE SHARES REPRESENTED BY THIS [BOOK ENTRY] [CERTIFICATE] MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF A PERFORMANCE SHARES AGREEMENT BETWEEN THE COMPANY AND THE SHAREHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.”
The Grantee agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent.
Status as a Creditor.  Unless and until Performance Shares have vested, the Grantee will have no settlement right with respect to any Performance Shares.  Prior to settlement of any vested Performance Shares, the vested Performance Shares will represent an unfunded and unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.  The Grantee is an unsecured general creditor of the Company, and settlement of Performance Shares is subject to the claims of the Company’s creditors.
Recovery of Erroneously Awarded Compensation. In the event:

•	required under regulations adopted under the Dodd Frank Wall Street Reform and Consumer Protection Act;

•	the Company’s financial statements covering the Performance Period are restated due to material non-compliance with financial reporting requirements prior to the Service Vesting Date; or

•	the Committee determines, in consultation with the Company’s Audit Committee, that there is a high likelihood that an out-of-period adjustment to the Company’s financial statements covering the Performance Period would be deemed to be material because there is alleged misconduct of one or more participants hereunder associated with the adjustment and, absent the adjustment, the benefits payable hereunder to such participant(s) would be materially greater, the Committee may reduce the compensation to be awarded pursuant to this Agreement based on the erroneous financial data by the amount that is in excess of what compensation should have been awarded to the Grantee pursuant to the this Agreement under the accounting restatement or the adjusted financial statements, as applicable, as determined by the Committee in its sole discretion taking into account those factors the Committee determines necessary or appropriate.
Transferability. The Performance Shares are not transferable, whether voluntarily or involuntarily, by operation of law or otherwise, except as provided in the Plan. Any assignment, pledge, transfer, or other disposition, voluntary or involuntary, of the Grantee’s Performance Shares made, or any attachment, execution, garnishment, or lien issued against or placed upon the Performance Shares, other than as so permitted, shall be void.
Governing Law. To the extent not preempted by U.S. federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.
Fractional Shares.  Fractional Shares will not be issued upon the vesting of Performance Shares. In the event that a fractional Share is owed to the Grantee, instead of paying such fractional Share, the Company shall round up the Shares that are payable to the Grantee to the nearest whole number.
Tax Liability and Withholding.  The Company or one of its Affiliates shall assess and withhold any federal, state or local income taxes, social security taxes, or other employment withholding taxes that may arise or be applicable in connection with the Grantee’s participation in the Plan, including, without limitation, any tax liability associated with the grant or vesting of the Performance Shares or sale of the underlying Shares (the “Tax Liability”).  These requirements may change from time to time as laws or interpretations change.  Regardless of the Company’s or the Affiliate’s actions in this regard, the Grantee hereby acknowledges and agrees that the Tax Liability shall be the Grantee’s sole responsibility and liability.
The Grantee acknowledges that the Company’s obligation to issue or deliver Shares shall be subject to satisfaction of the Tax Liability.  Unless otherwise determined by the Company, withholding obligations shall be satisfied by having the Company or one if its Affiliates withhold all or a portion of any Shares that otherwise would be issued to the Grantee upon settlement of the vested Performance Shares; provided that amounts withheld shall not exceed the amount necessary to satisfy the Company’s tax withholding obligations. Such withheld Shares shall be valued based on the Fair Market Value as of the date the withholding obligations are satisfied. The Company or one if its Affiliates may also satisfy the Tax Liability by deduction from the Grantee’s wages or other cash compensation paid to the Grantee by the Company or the Affiliate.  If the Company or an Affiliate does not elect to have withholding obligations satisfied by either withholding Shares or by deduction from the Grantee's wages or other compensation paid to the Grantee by the Company or the Affiliate, the Grantee agrees to pay the Company or the Affiliate the amount of the Tax Liability in cash (or by check) as directed by the Company or the Affiliate.

No Right to Continued Employment.  This Agreement shall not confer upon an employee any right to continue employment with the Company or any Affiliate, nor shall this Agreement interfere in any way with the Company’s or Affiliate’s right to terminate such employment at any time.

Changes in Stock. In the event that as a result of a stock dividend, stock split, reclassification, recapitalization, combination of Shares or the adjustment in capital stock of the Company or otherwise, or as a result of a merger, consolidation, spin-off or other reorganization, the Company’s common stock shall be increased, reduced or otherwise changed, the Performance Shares shall be adjusted automatically consistent with such change to prevent substantial dilution or enlargement of the rights granted to, or available for, the Grantee hereunder.
Participation in Plan. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan, or the Grantee’s acquisition or sale of the underlying Shares.  The Grantee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
Amendments to the Plan. Subject to the terms of the Plan, the Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Grantee’s rights under this Agreement without the Grantee’s consent.
Compliance with Laws. This Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or stock exchanges as may be required.
Severability. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.